Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Regiatration Statement (Form S-8 Nos. 33-57700, 33-65084, 33-10965, 333-51403, 333-51405, and 333-51407)
pertaining to the SSE Telecom, Inc. 1992 Stock Option Plan, the SSE Telecom, Inc. Directors' Stock Option Plan, the SSE Telecom, Inc. 1997 Equity Participation Plan, and the SSE Telecom, Inc. Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 33-57046) of SSE Telecom, Inc. and in the related Prospectuses, of our report dated December 4, 1997, with respect to the consolidated financial statements and schedule of SSE Telecom, Inc. included in the Annual Report (Form 10-K), for the year ended September 25, 1999.

                                                           /s/ Ernst & Young LLP
San Jose, California
December 22, 1999